EXHIBIT 99

                                PRESS RELEASE








                                                            Exhibit 99
_____________________________________________________________________________

                          P R E S S   R E L E A S E
_____________________________________________________________________________


     RELEASE DATE:                               CONTACT:
     _____________                               ________

     December 21, 1999                           Frank D. Martz
                                                 Senior Vice President
                                                 of Operations and Secretary
                                                 (724) 758-5584


          ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
          _________________________________________________


          ESB Financial Corporation announced today that its Board of Directors at its meeting on December 21, 1999 declared a quarterly cash dividend of $.09 on the Common Stock of ESB Financial Corporation payable on January 25, 2000 to the stockholders of record at the close of business on December 31, 1999.

          In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended September 30, 1999. The Company recognized net income for the three month period ended September 30, 1999 of $1.42 million or $.28 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.

          ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through twelve offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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